QuickLinks -- Click here to rapidly navigate through this document

As Filed With the Securities and Exchange Commission on June 5, 2013

Registration No. 333-188058

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOTELEMETRY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	541712 (Primary Standard Industrial Classification Code Number)	46-2568498 (I.R.S. Employer Identification Number)

227 Washington Street #210
Conshohocken, Pennsylvania 19428
(610) 729-7000
(Address, including zip code, and telephone number, including area code, of the Registrant's Principal Executive Offices)

Peter Ferola
Senior Vice President, General Counsel
and Secretary,
BioTelemetry, Inc.
227 Washington Street #210
Conshohocken, Pennsylvania 19428
(610) 729-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kara L. MacCullough, Esq. Greenberg Traurig, P.A. 401 East Las Olas Boulevard Suite 2000 Fort Lauderdale, FL 33301 (954) 765-0500

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective and all conditions to the proposed transaction have been satisfied or waived.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-188058) of Biotelemetry Inc. is being filed solely for the purpose of filing an exhibit as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the proxy statement/prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe the person's actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the Company's bylaws, any agreement, a vote of stockholders or otherwise.

        Section 43 of the bylaws of BioTelemetry require that the Company indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with the Company's directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless: (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the Board of Directors of the Company; (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 43(d) of the bylaws of BioTelemetry.

        The bylaws of BioTelemetry provide further that the Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Section 43 of the bylaws of the Company or otherwise.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Article V of the certificate of incorporation of BioTelemetry provides that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

        We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.

        These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 21.    Exhibits.

        The list of exhibits is incorporated by reference from the Index to Exhibits on page II-6.

Item 22.    Undertakings.

        The undersigned Registrant hereby undertakes:

          (a)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b)   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (c)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (d)   That every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (f)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Conshohocken, Pennsylvania, on the 5th day of June, 2013.

BioTelemetry, Inc.
By:	/s/ JOSEPH H. CAPPER Joseph H. Capper Chief Executive Officer, President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities on the date set forth next to their respective signatures below.

SIGNATURE	TITLE	DATE

/s/ JOSEPH H. CAPPER Joseph H. Capper	Chief Executive Officer, President and Director	June 5, 2013
/s/ HEATHER C. GETZ, CPA Heather C. Getz, CPA	Chief Financial Officer, Chief Accounting Officer and Senior Vice President	June 5, 2013
* Ronald A. Ahrens	Director	June 5, 2013
* Anthony J. Conti	Director	June 5, 2013
* Kirk E. Gorman	Director	June 5, 2013
* Eric N. Prystowsky, M.D.	Director	June 5, 2013
* Rebecca W. Rimel	Director	June 5, 2013

SIGNATURE	TITLE	DATE

* Robert J. Rubin, M.D.	Director	June 5, 2013
* /s/ PETER FEROLA Peter Ferola	Attorney-in-fact

 INDEX TO EXHIBITS

Exhibit Number		Exhibit Description
2.1	*	Agreement and Plan of Reorganization, dated as of April 22, 2013, by and among CardioNet, Inc., the Registrant and BioTelemetry Merger Sub, Inc. (attached hereto as Annex I to the proxy statement/prospectus included in this Registration Statement and incorporated herein by reference).

3.1	*	Certificate of Incorporation of BioTelemetry, Inc. (attached hereto as Annex II to the proxy statement/prospectus included in this Registration Statement and incorporated herein by reference).

3.2		Amended and Restated Certificate of Incorporation of CardioNet, Inc. (incorporated by reference to CardioNet, Inc.'s registration statement on Form S-1 and amendments thereto (File No. 333-145547)).

3.3	*	Bylaws of BioTelemetry, Inc. (attached hereto as Annex III to the proxy statement/prospectus included in this Registration Statement and incorporated herein by reference).

3.4		Amended and Restated Bylaws of CardioNet, Inc. (incorporated by reference to CardioNet, Inc.'s registration statement on Form S-1 and amendments thereto (File No. 333-145547)).

5.1	*	Opinion of Greenberg Traurig, P.A. as to the validity of shares being registered.

8.1	*	Opinion of Greenberg Traurig, P.A. as to certain of the material U.S. federal income tax consequences of the reorganization.

10.1		CardioNet, Inc. Form of Indemnity Agreement (incorporated by reference to Exhibit 10.1 to CardioNet, Inc.'s registration statement on Form S-1 and amendments thereto (File No. 333-145547)).

10.2	(1)	CardioNet, Inc. 2008 Equity Incentive Plan and Form of Stock Option Agreement thereunder (incorporated by reference to Exhibit 10.3 to CardioNet, Inc.'s registration statement on Form S-1 and amendments thereto (File No. 333-145547)).

10.3	(1)	CardioNet, Inc. 2008 Non-Employee Directors' Stock Option Plan and Form of Stock Option Agreement thereunder (incorporated by reference to Exhibit 10.4 to CardioNet, Inc.'s registration statement on Form S-1 and amendments thereto (File No. 333-145547)).

10.4	(1)	CardioNet, Inc. 2008 Employee Stock Purchase Plan and Form of Offering Document thereunder (incorporated by reference to Exhibit 10.5 to CardioNet, Inc.'s registration statement on Form S-1 and amendments thereto (File No. 333-145547)).

10.5		Office Lease dated February 6, 2004 between CardioNet, Inc. and Executive One Associates, as amended (incorporated by reference to Exhibit 10.13 to CardioNet, Inc.'s registration statement on Form S-1 and amendments thereto (File No. 333-145547)).

10.6		Building Lease Agreement dated September 30, 2009, between CardioNet, Inc. and EastGroup Properties, L.P. (incorporated by reference to Exhibit 10.5 to CardioNet, Inc.'s Quarterly Report on Form 10-Q filed November 6, 2009).

10.7	†	Amendment No. 8 dated February 1, 2010 to the Communication Voice and Data Services Provider Agreement dated May 12, 2003 between the Company and Verizon (as successor to Qualcomm Incorporated and nPhase, LLC), as amended (incorporated by reference to Exhibit 10.19 to CardioNet, Inc.'s Current Report on Form 8-K, dated November 30, 2011).

Exhibit Number		Exhibit Description
10.8	†	Purchase Agreement dated September 14, 2001 between CardioNet, Inc. and Varian, Inc. (a wholly-owned subsidiary of Jabil Circuit, Inc.) (incorporated by reference to Exhibit 10.20 to CardioNet, Inc.'s registration statement on Form S-1 and amendments thereto (File No. 333-145547)).

10.9	†	Consignment Inventory Agreement dated September 13, 2004 between CardioNet, Inc. and Varian, Inc. (a wholly-owned subsidiary of Jabil Circuit, Inc.) (incorporated by reference to Exhibit 10.21 to CardioNet, Inc.'s registration statement on Form S-1 and amendments thereto (File No. 333-145547)).

10.10	(1)	CardioNet, Inc. Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 to CardioNet, Inc.'s Current Report on Form 8-K filed October 28, 2008).

10.11	(1)	CardioNet, Inc. Compensation Program for Non-Employee Directors (incorporated by reference to Exhibit 99.5 to the Registrant's Current Report on Form 8-K filed January 28, 2009).

10.12	(1)	Employment Agreement, dated as of October 19, 2009, between CardioNet, Inc. and Anna McNamara (incorporated by reference to Exhibit 10.35 to the Registrant's Annual Report on Form 10-K filed February 23, 2010).

10.13	(1)	Employment Agreement, dated as of June 15, 2010, between Joseph H. Capper and CardioNet, Inc. (incorporated by reference to Exhibit 99.2 to CardioNet, Inc.'s Current Report on Form 8-K filed June 18, 2010).

10.14	(1)	Employment Agreement, dated as of January 28, 2010, between CardioNet, Inc. and Heather Getz (incorporated by reference to Exhibit 10.36 to CardioNet, Inc.'s Annual Report on Form 10-K filed February 23, 2010).

10.15	(1)	Employment Agreement, dated as of December 7, 2010, between CardioNet, Inc. and Daniel Wisniewski (incorporated by reference to Exhibit 10.38 to CardioNet, Inc.'s Annual Report on Form 10-K, filed February 25, 2010).

10.16	(1)	Employment Agreement dated as of February 7, 2011, between CardioNet, Inc. and Peter Ferola (incorporated by reference to Exhibit 10.1 to CardioNet, Inc.'s Quarterly Report on Form 10-Q dated May 6, 2011).

10.17	(1)	Employment Agreement dated as of June 11, 2012, between CardioNet, Inc. and Michael Geldart (incorporated by reference to Exhibit 10.1 to CardioNet, Inc.'s Quarterly Report on Form 10-Q filed August 9, 2012).

10.18	(1)	Employment Agreement dated as of July 30, 2010, between CardioNet, Inc. and Fred Anthony Broadway III (incorporated by reference to Exhibit 10.26 to CardioNet, Inc.'s Annual Report on Form 10-K filed February 22, 2013).

23.1	**	Consent of Ernst & Young LLP.

23.2	*	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).

24.1		Power of Attorney (included on signature page of this Registration Statement).

99.1	*	Form of Proxy Card.

*
Previously filed.

**
Filed herewith.

†
Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1)
Indicates a management plan or compensatory plan or arrangement.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits.
  Item 22. Undertakings.
SIGNATURES
INDEX TO EXHIBITS